UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 27, 2008
Alleghany Corporation
(Exact name of registrant as specified in charter)
Delaware
(State or other jurisdiction of incorporation)

1-9371	51-0283071

(Commission File Number)	(IRS Employer Identification No.)
7 Times Square Tower, 17th Floor
New York, New York 10036
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 752-1356

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
          Darwin Professional Underwriters, Inc. (“Darwin”), a subsidiary of Alleghany Corporation (“Alleghany”), has entered into an Agreement and Plan of Merger, dated as of June 27, 2008 (the “Merger Agreement”), with Allied World Assurance Company Holdings, Ltd. (“Allied World”) and Allied World Merger Company, a wholly owned subsidiary of Allied World (“MergerCo”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, MergerCo will merge with and into Darwin, with Darwin continuing as the surviving corporation and as a wholly owned subsidiary of Allied World (the “Merger”).
          Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Merger Effective Time”), each issued and outstanding share of common stock of Darwin will be converted into the right to receive $32.00 in cash, without interest.
          The consummation of the Merger is subject to a number of customany closing conditions, including, but not limited to, (i) approval of the Merger Agreement by the stockholders of Darwin, (ii) expiration or termination of the applicable Hart-Scott-Rodino Act waiting period and (iii) receipt of specified governmental and regulatory consents and approvals.
          As an inducement to Allied World to enter into the Merger Agreement, Alleghany’s subsidiary, Alleghany Insurance Holdings LLC (“AIHL”), which owns approximately 55% of the issued and outstanding shares of Darwin common stock, entered into a voting agreement with Allied World dated as of June 27, 2008 (the “Voting Agreement”). Allied World did not pay additional consideration to AIHL in connection with the execution and delivery of the Voting Agreement. Pursuant to the terms of the Voting Agreement, AIHL has agreed, for so long as the Voting Agreement remains in effect, to vote a number of its shares of Darwin common stock equal to 40% of the shares of Darwin common stock outstanding and entitled to vote at any relevant meeting of Darwin stockholders in favor of the adoption of the Merger Agreement and to vote all of its shares of Darwin common stock against any Company Acquisition Proposal (as defined in the Merger Agreement) and against any other proposal or action that could reasonably be expected to impede, interfere with, delay or postpone the Merger.
          The Voting Agreement provides that, for so long as the Voting Agreement remains in effect, AIHL shall not, among other things, transfer any of its shares of Darwin common stock. The Voting Agreement provides that it shall terminate upon the first to occur of (a) the Merger Effective Time, (b) the date upon which the Merger Agreement is terminated in accordance with its terms, (c) the date of an Adverse Recommendation Change (as defined in the Merger Agreement), and (d) unless consented to by AIHL, the date of any amendment to the Merger Agreement that is materially adverse to Darwin, the stockholders of Darwin or AIHL (including, without limitation, any decrease in or change in the form of the consideration to be paid to stockholders or the addition of any material obligation or liability on the part of Darwin or its stockholders).

          Copies of the Merger Agreement and the Voting Agreement are attached hereto as Exhibits 2.1 and 10.1, respectively, and are incorporated herein by reference. The foregoing description of the Merger Agreement and the Voting Agreement is qualified in its entirety by reference to the full text of the Merger Agreement and the Voting Agreement.
Item 8.01 Other Events
          On June 30, 2008, Alleghany issued a press release announcing Darwin had entered into the Merger Agreement with Allied World and the other matters discussed therein. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

2.1	Agreement and Plan of Merger, dated as of June 27, 2008, by and among Darwin Professional Underwriters, Inc., Allied World Assurance Company Holdings, Ltd. and Allied World Merger Company

10.1	Voting Agreement, dated as of June 27, 2008, by and between Alleghany Insurance Holdings LLC and Allied World Assurance Company Holdings, Ltd.

99.1	Press release issued by Alleghany Corporation dated June 30, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHANY CORPORATION
Date: June 30, 2008	By:	/s/ Roger B. Gorham
		Name:	Roger B. Gorham
		Title:	Senior Vice President and chief financial officer

Index to Exhibits

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated as of June 27, 2008, by and among Darwin Professional Underwriters Inc., Allied World Assurance Company Holdings, Ltd. and Allied World Merger Company

10.1	Voting Agreement, dated as of June 27, 2008, by and between Alleghany Insurance Holdings LLC and Allied World Assurance Company Holdings, Ltd.

99.1	Press release issued by Alleghany Corporation dated June 30, 2008